UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2014

TD Ameritrade Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-35509	82-0543156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 South 108th Avenue Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (402) 331-7856

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On September 15, 2014, TD Ameritrade Holding Corporation (“TD Ameritrade”) entered into a Loan Agreement with First National Bank of Omaha (“First National”) under which First National provided a loan in the aggregate principal amount of $68.5 million, the proceeds of which were used to purchase real estate for use in TD Ameritrade's operations.  The loan is secured by a lien against the purchased real estate and is guaranteed by ThinkTech, Inc. and TD Ameritrade Online Holdings Corp., each a wholly owned subsidiary of TD Ameritrade.

The principal amount of the loan plus accrued interest is due and payable in 20 consecutive quarterly installments, beginning January 1, 2015, with the last installment due on October 1, 2019.  The interest rate under the Loan Agreement is based on the one-month London Interbank Offered Rate (“LIBOR”), adjusted and determined monthly, plus 1.375 percentage points over the LIBOR index. TD Ameritrade may prepay any principal or interest under the loan without penalty or other cost. The representations and warranties, covenants and defaults applicable under the loan agreement are substantially consistent with the terms of TD Ameritrade's syndicated credit agreement dated June 11, 2014, and other terms and conditions of the loan agreement are customary for a transaction of this type.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the complete terms and conditions of the Loan Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Loan Agreement, dated September 15, 2014, among TD Ameritrade Holding Corporation, ThinkTech, Inc. and TD Ameritrade Online Holdings Corp., as guarantors, and First National Bank of Omaha

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 18, 2014	TD AMERITRADE HOLDING CORPORATION

By: /s/ WILLIAM J. GERBER
William J. Gerber
Executive Vice President, Chief Financial Officer

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